UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012 (April 24, 2012)

UNITED STATES OIL AND GAS CORP
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53971	26-0231090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9322 3rd Avenue, Suite 475
Brooklyn, New York 11209
 (Address of Principal Executive Offices)

(512) 464-1225
(Registrant’s telephone number, including area code)

11782 Jollyville Road, Suite 211B
Austin, Texas 78759
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On April 24, 2012, the Board of Directors (the “Board”) of United States Oil & Gas Corp (the “Company”) accepted the resignation of Alex Tawse as Chairman of the Board of Directors, Chief Executive Officer and President of the Company, as well as his position as a member of the Board effective April 27, 2012. The Company also appointed James Crimi to the same positions effective April 27, 2012. Mr. Crimi was also elected to the Board.

James Crimi, 48, was appointed Chairman, President and Chief Executive Officer in April 2012. Mr. Crimi has served as our Director of Investor Relations from September 2010 to April 2012. From September 2006 to the present, Mr. Crimi has served as President and Chief Executive Officer for JCSD Consultants, Inc. a consulting firm which provides private and publicly traded companies with guidance on increasing market exposure, improving and managing shareholder relationships, accessing the capital markets and assisting with corporate filings. From July 2002 to December 2005, Mr. Crimi was the Chief Executive Officer of Sky Capital UK, Limited, a London, England based broker dealer. From October 1996 to September 1999, Mr. Crimi served as President and Chief Operating Officer of JJ Rich & Company, which controlled an equity stake and operated an Office of Supervisory Jurisdiction (OSJ) of a New York based broker dealer. Mr. Crimi has previously held a securities license in the United Kingdom as a registered person with the Financial Services Authority (FSA), and has been a series 7-licensed stockbroker registered with NASD and FINRA and regulated by the SEC. Mr. Crimi's close work with us since September 2010, familiarity with recent issues we have faced and our objectives and goals; and experience within the financial markets qualify him to serve on our Board.

Item 7.01.	Regulation FD Disclosure.

The Company is continuing in its efforts to complete its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, but has been unable to finalize the audit of its subsidiary, United Oil & Gas Inc. (“United”). The Company will continue working with its auditors and United and file as soon as the audit is completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012	UNITED STATES OIL AND GAS CORP

	By:	/S/ Alex Tawse
	Name:	Alex Tawse
	Its:	Chief Executive Officer and President